Exhibit 10.132

Sulphur River Gathering LP

5949 Sherry Lane, Suite 755

Dallas, Texas 75225

January 15, 2002

Rockwall Marketing Corp.

4550 Post Oak PL Suite 175

Houston, Texas 77027

Attn: Mr. Roy T. xxx

Re: Amendment to Gas Purchase agreement dated August 24, 1999 between Sulphur River Gathering LP and Producers Pipeline Corporation

Dear Mr. xxx,

In accordance with our agreement, the above referenced agreement shall be amended to include the following provisions.

1. Article 3.4 shall be deleted and replaced with the following.

3.4 Statements and Payment. On or before the twenty-fifth day of (“Statement Day”) of each calendar month. Buyer shall give a statement to Seller showing (a) the quantity of Gas purchased during the last preceding calendar month xxx and (b) the Contract Price for that Gas, including any reductions thereof as provided herein. On or before the last day of the calendar month that the statement is provided, payment shall be made in accordance with the statement by xxx transfer. Regardless of any mistake by the parties or any subsequent change in applicable law, any claim by either party of xxx as to any xxx shall be waived unless written notice of the claim is given to the other party within two (2) years next following the Statement Day for that statement.

Sincerely,

/s/ Mark L. Stanger
Mark L. Stanger Vice President-Business Development

GAS PURCHASE AGREEMENT

This agreement (“Agreement”) is entered into effective as of the xxx day of August, 1999, by and between Sulphur River Gathering LP, a Texas limited partnership (“SRG”), as Buyer, and Producers Pipeline Corporation, as “Seller”.

WlTNESSETH:

WHEREAS, Seller represents that it has the right to dispose of Gas (hereinafter defined) produced from properties more particularly described in Exhibit “A” attached hereto and made a part hereof, from which Seller has and will have a supply of Gas available for the purposes set forth hereunder; and

WHEREAS, Buyer desires to receive certain quantities of Gas which Seller has available from time to time, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual xxx herein contained, the parties hereto agree as follows:

1. DEFINITION OF CERTAIN TERMS

Unless specifically provided otherwise, the following terms shall have the meanings set forth below:

1.1. “Btu” means British thermal unit and “MMBtu” means one million (1,000,000) Btus as measured in accordance with Article B of this Agreement.

1.2. “MCF” means one thousand (1,000) cubic feet and “xxx” means one million (1,000,000) cubic feet.

1.3. “Assumed Atmospheric Pressure for Measurement and Tests” means fourteen and forth-five hundredths (14.45) pounds per square inch absolute (“PSIA”).

1.4. “Contract Price” means the price that is in effect under this Agreement for the Gas purchased hereunder and shall include all reductions in such price set forth herein.

1.5. “Contract Quantity” means ninety-five percent (95%) during any three (3) months of a Contract year of the aggregate production available for sale from oil Wells on all days for that period, excluding any Well that is not either connected, or deemed not connected, on that day pursuant to this Agreement.

1.6. “Contract Year” means any period of twelve (12) consecutive calendar months beginning on (a) the first day of the calendar month next following the calendar month in which Gas is first delivered under xxx Agreement or (b) any anniversary of that day: provided that (1) the first Contract Year shall be deemed to include the period from the first delivery of Gas under this Agreement to the first day of the next following month, and (2) upon termination of this Agreement, the Contract Year then in progress shall be deemed to xxx when this Agreement terminates.

1.7. “Delivered Quantity(ies)” means the average daily quantity delivered during each chart period shall be determined by dividing the integrated volume for each chart period by the number of hours of actual flow during such chart period; provided, however, for any Delivery Point on xxx time, on pressure control, or demonstrating erratic flow characteristics the integrated volume for each chart period will be divided by the number of hours in such chart period.

The average daily quantity delivered during each chart period shall be determined by dividing the integrated volume for each chart period by the number of hours of actual flow during such chart period; provided, however, for any Delivery Point on xxx time, on pressure control, or demonstrating erratic flow characteristics the integrated volume for each chart period will be divided by the number of hours in such chart period.

1.8. “Delivery Point” means the xxx of SRG’s meter which shall be located at or near THE BRYAN’S MILL PLANT in CASS County, Texas.

1.9. “Gas” means the gaseous effluent, including all of the hydrocarbon constituents thereof flowing from each Well.

1.10. “Leases” means all of Seller’s rights now owned or controlled or hereafter owned or controlled to drill for, produce and dispose of Gas produced from or under the properties described in Exhibit “A”. Any such right which is hereafter acquired by Seller and which is subject to a prior agreement with Buyer may, at Buyer’s sole discretion, be added to this Agreement by written notice thereof from Buyer to Seller.

1.11. “Maximum Delivery Pressure” means one thousand (1,000) pounds per square inch absolute (“PSIA”).

1.12. “Pipeline Quality Gas” means Gas which is merchantable, and is commercially free of gum, gum-forming constituents, free liquids, corrosion inhibitors, chemicals, bacteria, anti-freeze agents and other potentially harmful matter and which means all of the following minimum quality standards:

(a) Dust, rust and other solids:	None.

(b) Oxygen:	Not more than two-tenths of one percent (2/10 of 1%) by volume.

(c) xxx	Not more than five (5) parts per million by volume.

(d) Free water:	None.

(e) Temperature:	Not less than forty degrees (40) nor more than one hundred twenty degrees (120) Fahrenheit.

(f) Water vapor:	Not more than seven (7) pounds per MMCF.

(g) Hazardous Waste: (as defined in the Resources Conservation and Recovery Act, 42 USC § xxx, et seq;)	None.

1.13. “Standard Base Conditions” means a temperature of sixty degrees (60) Fahrenheit and a pressure of fourteen and sixty-five hundredths (14.65) PSIA.

1.14. “Well” means Seller’s interest in any well productive of Gas which is completed under the Leases.

2. QUANTITY

2.1. Commitment. Subject to Section 2.3 hereof, Seller commits to the performance of this Agreement, the xxx and all Gas. Any transfer of any interest in the Leases of the Gas shall be subject to Buyer’s rights under this Agreement. Seller shall take all reasonable steps to maintain the Leases in effect. Seller shall not deliver the Gas to any party other than Buyer, Seller shall deliver at the Delivery Point such quantities of Gas from each Well, as each such Well is capable of flowing Gas, up to the maximum flow rate of such Well, and Buyer shall purchase and receive such Gas from time to time on a best efforts basis subject to Buyer’s available capacity and the ability of Buyer to take the Gas in Buyer’s sole discretion.

2.2. Purchases. All Delivered Quantities shall serve to satisfy any and all of Buyer’s obligations arising under this Agreement. Should the Delivered Quantity of Gas purchased by Buyer for any three (3) month period of a Contract Year total less than the Contract Quantity, for any reason other than force majeure, the exercise of any reservations of Seller or Buyer, or any failure of Seller to perform its obligations under this Agreement. Seller may, as its sole and exclusive remedy, obtain a release of the Gas from the parties purchase and sale obligations hereunder, Seller shall make a request for release of the Gas by providing written notice thereof within thirty (30) days after the last day of such three (3) month period of any Contract Year. Any such release shall be effective as of the date stated in any notice from Seller but not earlier than the first day of the next following calendar month which begins at least thirty (30) days after such notice is given.

2.3. Reservations of Buyer. Buyer reserves the right to shut-in and cease taking deliveries of Gas from any Well so long as Buyer, determines that due to operations of Seller, its agents, representatives, or contractors, a dangerous and/or unsafe condition exists. Upon Buyer’s giving notice of any such shut-in or xxx and continuing until such condition is remedied to Buyer’s satisfaction, there shall be no obligation to sell or purchase Gas attributable to any such Well.

2.4. Reservations of Seller. Seller reserves the following rights under this Agreement:

2.4.1. to pool or unitize the Leases with other leases in the same field, provided that all Gas attributable to Seller’s interest in any unit so formed shall, to the extent of Seller’s interest in the Leases, be deemed subject to this Agreement;

2.4.2. to use Gas in developing and operating the Leases or any unit in which the leases are unitized or pooled and for fulfilling obligations to the lessors Under the Leases for domestic fuel;

2.4.3. to retain all liquid hydrocarbons separated from the Gas prior to the delivery to Buyer by the use of conventional mechanical gas/oil field separators of the type in use, if any, as of the date of this Agreement;

2.4.4. to operate and control the Wells xxx a reasonable and prudent operator in accordance with standard industry practices free from any control by Buyer and as determined by Seller, in its sole discretion;

2.4.5. to cease production as to, or abandon, Wells which are not producing in paying Quantities.

3. PRICE AND PAYMENT

3.1.1. Contract Price. Subject to Sections 3.2 and 3.5, the Contract Price per MMBtu to be paid to Seller for purchases by Buyer under this Agreement shall be the Index Price, as defined in Exhibit “B” attached hereto and made a part hereof, multiplied by ninety percent (90%), less a reduction in the Contract Price equal to thirty (30) cents for each MCF of Gas delivered (“Contract Price Reduction”). Buyer shall deduct from the Contract Price fees for compression, dehydration, and additional treating services, if any, as specified in this Agreement. The Contract Price Reduction shall be increased annually based on the percentage increase in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Fields Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics.

3.2. If the Gas requires processing to remove hydrocarbon liquids prior to being sold, and the value of those hydrocarbon liquids sold at the plant attributable to Seller’s Gas are less than the value of the equivalent MMBtu’s of the hydrocarbon liquids removed from Seller’s Gas times the Index Price “Shrink Value”, then Buyer shall deduct from the Contract Price the difference between the Shrink Value and the value of the hydrocarbon liquids sold at the plant attributable to Seller’s Gas, in addition to any other price reductions contained herein.

3.3. Index Failure. “Index Failure” means the Contract Price for Gas purchased hereunder is calculated based on the Index Price but one or more of the following occurs:

3.3.1. the “Index Price”, as defined in Exhibit “B” cannot be calculated for any reason.

3.3.2. Inside FERC or NGI change the method it uses to calculate any Index or contract price listed in Exhibit “B” and such price as a result of such change does not reflect the monthly spot price for such gas for the Designated Regions or Pipelines.

If Index Failure occurs for any one (1) month period during any Contract Year, then the Contract Price for such month and all succeeding months until a new Contract Price has been determined pursuant to this Section 3.2 shall be the Contract Price in effect for the preceding month, less any reductions thereof as provided herein. Subsequent to the Index Failure and for a period of sixty (60) days thereafter, the parties will use reasonable efforts to jointly determine a new index or indexes to be used to define an Index Price which most closely resembles the current market therefore. If the parties agree upon a new index or indexes to be used to define an Index Price pursuant to this Section 3.2, the Contract Price for the month in which the Index Failure occurred and all subsequent months will be calculated based upon such Index Price and the Contract Price and all payments previously made with respect thereto shall be adjusted accordingly. On the next succeeding Statement Day (as defined in Section 3.3 below), Buyer shall include in such statement xxx adjustments to each prior month’s Contract Price to be adjusted and the amount due to or from Seller. If amounts are owed to Buyer, Buyer will be entitled to a credit for amounts due pursuant to such statement, otherwise the amount due to Seller will be increased by the amount of such adjustment. If the parties have not agreed on and made effective a new Index Price and, thus, Contract Price, within the above–referenced sixty (60) day period, then the index Price and, thus, Contract Price shall be determined by arbitration which most closely reflects the current market therefor. If a new Contract Price is agreed to under this Section 3.2, such Contract Price shall continue in effect until a new Contract Price becomes effective.

3.4. Statements. On or before the twenty-fifty (25th) day (“Statement Day”) of each calendar month, Buyer shall give a statement to Seller showing (a) the quantity of Gas purchased during the last preceding calendar month hereunder and (b) the Contract Price for that Gas, including any reductions thereof as provided herein. On or before the fifth (5th) day of the calendar month next following the month in which such statement is given, payment shall be made in accordance with the statement. Regardless of any mistake by the parties or any subsequent change in applicable law, any claim by either party of error as to any statement shall be waived unless written notice of the claim is given to the other party within two (2) years next following the Statement Day for that statement.

3.5. Seller to Pay Taxes. Seller shall pay and discharge all severance, production or similar taxes or governmental charges assessed against or on the basis of the Gas before title to the Gas passes to Buyer. The Contract Price paid by Buyer will be the total consideration paid by Buyer to Seller and is inclusive of any and all costs, xxx, and taxes (including 100% of all gross production, severance or other taxes now or hereafter required by law to be paid to any applicable governmental authority with respect to the production of Gas delivered hereunder). Buyer shall be entitled to withhold from payments to Seller under this Agreement and disburse to governmental authorities any amounts for taxes or similar changes as Buyer may, from time-to-time, determine to be required by applicable law.

3.6. Maximum Lawful Price. In the event any Contract Price to be paid hereunder exceeds any maximum price permitted by applicable law, the Contract Price shall be reduced to said maximum lawful price.

4. FACILITIES

4.1. Initial Wells. Buyer shall proceed with due diligence to install, at its expense, all facilities at and downstream of the Delivery Point which are necessary to receive Gas from Seller. All such Delivery Point and downstream facilities will be owned and operated by Buyer at its expense. Seller shall proceed with due diligence to install, at its expense, all facilities upstream of the Delivery Point which are necessary to connect any Gas to Buyer’s system. All such upstream facilities will be owned and operated by Seller at its expense.

4.2 Subsequent Wells. With regard to any Well (“Subsequent Well”) which is completed for production subsequent to the date of this Agreement, Seller shall, within thirty (30) days from the date of completion of such Subsequent Well, provide Buyer any and all relevant Well data (including, but not limited to daily drilling reports, logs, completion reports, flow test, and gas analysis) (“Well Data”). Seller shall have the right, but not the obligation, to connect such Subsequent Well to Seller or Buyer’s system at its expense. If Seller elects not to construct such facilities, or does not initiate construction of such facilities within thirty (30) days after the Well Data is received by Buyer. Buyer may construct, at its expense, the facilities necessary to deliver the Gas from such Subsequent Well to Buyer’s xxx system. If neither party connects any Subsequent Well, Seller shall be entitled to a xxx release from this Agreement as to that Subsequent Well only. The obligation to connect Subsequent Wells shall only apply to all Wells completed in the xxx formation and Wells with similar characteristics or of better quality than gas produced from such formation.

4.3. Maintenance of Facilities. Buyer agrees to maintain its facilities for the Delivery Point at least for so long as the actual deliveries of Gas measured from such Delivery Point are at least one hundred (100) xxx per day (“Minimum Production”) averaged over any calendar month. If the actual deliveries measured for such Delivery Point should total less than the Minimum Production and it is not profitable because actual costs (excluding overhead and depreciation ) exceed revenues. Buyer shall have the option to disconnect and remove its facilities from the Delivery Point and release each Well & leases upstream of such Delivery Point, as to the then producing interval, from this Agreement.

5. DELIVERIES

5.1. Title; Liability. Title to all Gas purchased by Buyer shall pass from Seller to Buyer upon delivery at the Delivery Point. The party having possession and control of the Gas at any time shall be responsible for any related damage or injury, except any damage or injury caused by the other party’s negligence or intentional wrongdoing.

5.2. Delivery Pressure. Seller shall deliver the Gas to Buyer at pressures sufficient to permit accurate measurement of the Gas and to enter Buyer’s system at the Delivery Point against the pressures prevailing in such system, from time-to-time, up to and including the Maximum Delivery Pressure. Seller shall not deliver the Gas at the Delivery Point at pressures in excess of Buyer’s maximum allowable operating pressure (“MAOP”), as Buyer may, from time-to-time, determine and notify Seller. Seller at its expense shall install and maintain fail safe overpressure protection equipment which Seller shall, within ten (10) days after Buyer notifies Seller of Buyer’s MAOP or any change in MAOP, set at a pressure not to exceed the MAOP stated in that notice. Seller’s over pressure protection equipment shall be of standard manufacture and shall be tested not less often than once per year by reasonable means and methods by Seller upon at least three (3) days advance written notice to Buyer. Buyer shall have the right to observe the test. Seller shall promptly notify Buyer of the results of the test and provide Buyer with a copy of any written test report prepared by or for Seller.

5.3. Maximum Delivery Pressure. Seller shall not be required to deliver Gas to Buyer at the Delivery Point at pressures exceeding the Maximum Delivery Pressure. In the event the Maximum Delivery Pressure at the Delivery Point is exceeded for a period of at least sixty (60) consecutive days, Seller may notify Buyer in writing of the occurrence. Buyer shall have thirty (30) days after such notice is received to reduce the pressure at the Delivery Point to a pressure less than or equal to the Maximum Delivery Pressure. If Buyer has not reduced the pressure at the Delivery Point to a pressure less than or equal to the Maximum Delivery Pressure within said thirty (30) day period, Seller shall be entitled upon written notice to Buyer, as its sole and exclusive remedy, to a release from this Agreement for each Well upstream of that Delivery Point, as to any and all intervals which are then completed for production.

5.4. Delivery of Pipeline Quality Gas. Seller shall deliver only Pipeline Quality Gas to Buyer. If Seller’s Gas produced from the Wells dedicated to this Agreement fails to meet any of the specifications for Pipeline Quality Gas, then Buyer shall at it’s option:

5.4.1. refuse to accept delivery of all or any part of the tendered gas, or

5.4.2. accept all or any part of the tendered Gas, and charge a reasonable fee to treat the Gas which fails to meet any of the specifications for Pipeline Quality Gas.

6. MEASUREMENT AND TESTING

6.1. Heating Value. For all purposes (including without xxx pricing and payment) under, this Agreement the heating value of and the number of xxx contained in Gas shall mean, and be measured in terms of the gross number of xxx that would be contained in the volume of such Gas (measured in accordance with this Article) when xxx with water and at Standard Base Conditions. The xxx contained in hydrogen sulfide or other non-hydrocarbon components will be excluded in any calculation of the number of xxx contained in Gas under this Agreement.

6.2. Standard Unit of Volume. For all purposes under this Agreement, volume shall mean, and be measured in terms of cubic feet of Gas at Standard Base Conditions. The temperature recorded during each day, the factor as determined in the latest feet for specific gravity, and the correction for deviations from Boyle’s Law as determined in the latest test shall be used to make proper computations of volume under this Agreement.

6.3. Measuring and Testing Equipment and Procedures. Buyer shall at its expense perform or cause to be performed all measurement and testing of Gas under this Agreement, including measurement at the Delivery Point:

6.3.1. of volumes by continuous use of an office xxx and computations made in accordance with the latest version accepted by Buyer of the Gas Measurement Committee Report No. 3 of the American Gas Association (“AGA”);

6.3.2. of Gas heating value by periodic testing of Gas samples by calorimeter, chromatography or other means commonly used in the gas industry;

6.3.3. of specific gravity to the nearest one thousandth (1/1000) by periodic testing;

6.3.4. of temperature by continuous use of a recording thermometer;

6.3.5. of deviations from Boyle’s Law;

6.3.6. of carbon dioxide, hydrogen sulfide and water content of the Gas by periodic tests using apparatus and methods approved by the AGA, the Gas Processing Association and the American Petroleum Institute or agreed upon by the parties. Measuring and testing equipment of standard manufacture shall be provided, maintained and periodically tested by reasonable means and methods at Buyer’s expense; and

6.3.7. for the effect of xxx.

For all measurement and tests, the average atmospheric (barometric) pressure shall be assumed to be the Assumed Atmospheric Pressure for Measurement and Tests. All charts shall be integrated within the accuracy prescribed by the manufacturer of the equipment producing the chart. The results of each periodic test shall, subject to the provisions of Section 6.4. be effective and used for all purposes under this Agreement from the first day of the month during which the test is conducted until the first day of the month during which the next similar test is conducted. All periodic tests of Gas samples and measuring and testing equipment shall be conducted at reasonable intervals, at times determined by Buyer, Seller shall have the right to observe all such tests, and upon written request from Seller. Buyer shall give to the operator at least three (3) days advance notice of the time and nature of each test. If after such notice, Seller fails to have a representative present, the test shall proceed and its results be used until the next similar test.

Seller may install and operate check-measuring equipment that does not interfere with Buyer’s measurement and testing. Buyer and Seller shall each have the right to inspect the equipment of the other, and the charts and other measurement and testing xxx of the other, at all times during business hours, but the reading, xxx and adjustment of any equipment and changing of charts shall be done only by the party owning the equipment. Each party shall preserve all original test xxx, charts and other similar records in the party’ s possession for a period of at least two (2) years.

6.4. Correction of Inaccuracies. If at any time any measuring or testing equipment is found to be malfunctioning, it shall be adjusted at once to read accurately, within the limits prescribed by the manufacturer. If such malfunction is reasonably estimated to have resulted in inaccuracy exceeding two percent (2%) in the measurement of Gas at a Delivery Point during the period since the last preceding test, the parties shall estimate the quantity of Gas actually delivered at the Delivery Point during that period using the xxx recorded by check-measuring equipment, if installed and accurately xxx during the period, of, if such check-measurement xxx is not available by connecting the original measurement error by the percentage error found in the measuring and testing equipment or, if such check-measuring data is unavailable and correction for percentage error is not feasible, by estimating deliveries based upon deliveries under similar conditions during a period when the measuring and testing equipment was functioning properly. If the period of actual equipment malfunction is not definitely known or agreed upon by the parties, it shall be deemed to be the lesser of (a) forty-five (45) days or (b) one half of the xxx time since the last preceding test. Such estimate shall then be deemed the quantity of Gas actually delivered for all purposes under this Agreement. No corrections shall be made for measurement or testing inaccuracies of two percent (2%) or tests.

7. SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer the following as of the effective date of this Agreement and at all subsequent times during the term of this Agreement, and Seller agrees that such representations and warranties shall survive the termination of this Agreement.

7.1. xxx. Buyer’s receipt of Gas under this Agreement will not subject Buyer, its facilities or the Gas to regulation under the Natural Gas Act.

7.2. Title. Seller owns, or otherwise has the right to dispose of the Gas delivered hereunder. Each of the Leases is in full force and effect and enforceable in accordance with its terms. Seller has the right under the Leases to drill for, produce and dispose of the Gas in and under the properties described in Exhibit “A”. Seller xxx, or has the right to commit to Buyer hereunder, at least the working interest shown on Exhibit “A”. As delivered to Buyer under this Agreement, the Gas is free from all xxx, claims and charges at every kind including without limitation claims by lessors for royalties or other moneys owed under an oil and gas lease.

7.3. Accurate Information. To the best of Seller’s knowledge, none of the information provided by Seller to Buyer in connection with the xxx, the Gas, any Well or the Agreement contains any untrue statement of a material fact or omits any material fact necessary to make such information not misleading.

8. TERM

8.1. Term. Subject to the other provisions of this Agreement, this Agreement shall be effective beginning on the date first written above and shall continue in effect for a period of five (5) Contract Years (“Primary Term”) and shall thereafter continue in effect from year to year until terminated by any party upon at least sixty (60) days advance written notice.

8.2. Buyer’s Right to xxx. In the event that, during the term hereof, Seller receives a bona fide offer from a third party to purchase, gather or xxx, upon the expiration of the Contract, the Gas, Buyer shall be entitled to match such offer. Seller shall give written notice of such offer, with full particulars regarding the terms of such third party offer, to Buyer, and Buyer shall have thirty (30) days from receipt of such notice to match such offer. If Buyer agrees in writing to match such offer, than this Contract shall remain in effect as amended to reflect the terms of said matched offer, which terms shall be effective with the first day (1) following the end of the primary term of this contract or (ii) of the start of any subsequent Contract Year following the primary term. If Buyer does not match such offer, then this Contract shall termination on the later of the end of the Primary term or subsequent Contract Year, whichever is applicable, and Seller shall be free to enter into a contract with the new supplier on such terms and conditions.

9. MISCELLANEOUS

9.1. Right of Inspection. Each party shall have the right at all reasonable times to examine the books and records of the other party as may be reasonably required to verify any statement, chart, computation or demand related to this Agreement.

9.2. Title Documents and Regulatory Filings. Seller shall promptly provide to Buyer upon Buyer’s request all documents and information in Seller’s possession relating to the Leases and Seller’s right to sell the Gas. Seller shall promptly provide to Buyer copies of all regulatory filings made by Seller with any government authority relating to the Leases, this Agreement or the activities contemplated by this Agreement.

9.3. Indemnity: Payment Suspension and Deductions. If either party breaches any covenant, representation or warranty contained in this Agreement, that breaching party shall indemnify and hold the other party harmless from all costs, losses and damages (including without limitation reasonable attorney’s fees) arising from or related to such breach. Indemnities shall survive the termination of this Agreement. In the event of any claim arising from or relating to alleged facts constituting such a breach, Buyer may, in addition to any other rights it may have, suspend payment of sums due Seller hereunder until such claim is resolved, and such suspension shall not constitute a breach of Buyer’s payment obligations under this Agreement. Buyer shall also be entitled at its option, in addition to any other rights it may have, to deduct from any payment due Seller under this Agreement any amounts payable to Buyer from Seller under this Agreement, any other Agreement or otherwise, and to apply such amounts deducted to pay such amounts payable to Buyer, any such deduction and application shall not constitute a breach of Buyer’s payment obligations under this Agreement.

9.4. Force Mejeure. Except for obligations to make payments hereunder; neither party hereto shall be liable, whether or not notice is given to the other party, for any failure to perform this Agreement when such failure results from any of this following (“force mejeure”): acts of God; strikes, lockouts or industrial disputes or disturbances; civil disturbances; arrests and xxx from rules of people; interruptions by government or court orders; present or future orders of any governmental authority having jurisdiction; acts of the public enemy; xxx riots; xxx; xxx; inability to secure labor or inability to secure materials, including inability to secure materials by reason of allocations xxx by governmental authorities; epidemics; landslides, lightning; earthquakes; fire; storm; floods; xxx; explosions; actual or potential environmental hazards; breakage, accident, repairs or alterations to xxx of pipe or other equipment, freezing or Wells or pipelines; failure of third party transportation; refusal or inability of Buyers markets to accept deliveries of Gas for reasons other than price; inability to obtain easements or rights-of-way; or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming force mejeure; provided that any such cause shall, so far as possible, be remedied with all reasonable dispatch. The settlement of strikes, lockouts or industrial disputes or disturbances shall be entirely within the discretion of the party having the difficulty, and the requirement that any force mejeure cause shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or industrial disputes or disturbances by according to any demands when such course is inadvisable in the discretion of the party having the difficulty.

9.5. Assignment. Either party may assign all or part of its rights and obligations under this Agreement, however (a) the assigning party shall continue to be liable for all of its obligations under this Agreement, unless expressly released in writing from those obligations by the other party to this Agreement, and (b) Seller shall provide Buyer with a copy of the fully executed instrument effecting such assignment and any assignment shall not become effective or binding upon Buyer until it receives said copy of any such assignment. If as the result of any assignment, more than one entity has rights as a Seller under this Agreement and any dispute arises between such entities with respect to this Agreement, Buyer, in its sole discretion, may terminate this Agreement upon at least thirty (30) days advance written notice to such entities.

9.6. Notices; Seller’s Representatives. All written notices required by this Agreement shall be deemed given when physically delivered to the other party in person, by facsimile transmission, or by first class mail, postage prepaid, provide, however, all notices given pursuant to Sections 2.2, 3.2 and 3.3, shall be by Certified Mail, Return Receipt Requested, to Buyer and Seller as follows:

TO BUYER:	TO SELLER’S REPRESENTATIVE:

Sulphur River Gathering LP	Producers Pipeline Corp.
5949, Sherry Lane, Suite 755	4550 Post Pak Pl, Suite 175
Dallas, Texas 75225	Houston, Tx, 77027

Attention: Contract Administration	Attention: Gas Contracts
Fax: (214) 373-1095	Fax: 713-xxx-8006

Either Buyer or Seller may at any time and from time-to-time by written notice to the other parties designate different persons and addresses for notice.

Seller authorizes the person designated from time-to-time by Seller to receive notice under this Section to act as Seller’s representative and agent for all purposes, including without limitation, the exercise, amendment or waiver of any rights or obligations of Seller under this Agreement. All notices relating to flow control from any Well shall be deemed given to Seller when provided to the operator of such Well.

9.7. Facsimile. Facsimile copies of all notices and correspondence hereunder, including signatures thereon, shall constitute original copies thereof and shall be as binding on the parties herein as the original. The sending party shall, within five (5) working days of the date of any facsimile transmission, send the receiving party an original of any notice or correspondence transmitted by facsimile.

9.8. Decontrol. Buyer and Seller hereby agree pursuant to the Natural Gas Wellhead Decontrol Act of 1989 that the Gas is decontrolled.

9.9. Consent of Disconnection. If Buyer performs or fails to perform any act in connection with or relating to this Agreement and that action or inaction is not a breach of this Agreement but is deemed by a governmental authority to be a “disconnect” from a well or lease within the meaning of Texas xxx Commission’s Statewide Rule 73, then Seller hereby gives its written consent to that action or failure to act.

9.10. Other. No waiver of any default under this Agreement shall constitute a waiver of any other default, whether of like or different character. This Agreement shall be deemed to have been prepared equally and jointly by the parties. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE WHERE THE PROPERTIES COVERED BY THE LEASES ARE LOCATED, EXCLUDING, HOWEVER, ANY CONFLICT OF LAWS RULES WHICH WOULD APPLY THE LAW OF ANOTHER JURISDICTION. The singular shall include the plural, and the plural shall include the singular. This Agreement shall supersede and replace any and all previous agreements between the parties covering the Leases, and is a final, complete, and exclusive statement of this agreement between the parties with respect to the subject matter of this Agreement, and it may be amended only in writing executed by all parties. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 24th day of August, 1999.

BUYER: SULPHUR RIVER CATHERING LP a Texas limited partnership			SELLER: PRODUCERS PIPELINE CORPORATION
By: Sulphur River Gathering GP, LC. a Texas limited liability company its general partner			By:	/s/ Roy T. Rimowe, Jr.
By:	/s/ Rex Coney			Roy T. Rimowe, Jr.
	Name:	Rex Coney		President
	Its:	President

EXHIBIT “A”

This Exhibit “A” is for all purposes attached to and made a part of that certain Gas Purchase Agreement dated effective as of August 24, 1999, by and between Sulphur River Gathering, LP, a Texas limited partnership, as “Buyer”, and Producers Pipeline Corp., as “Seller”.

Field	Properties
Bedford xxx	W.E. Feazell #1A

xxx	xxx Lewis #1

xxx	J.D. Owens #1
J.D. Owens #2
Loyd Wilson #1

Redwater	N.F.C. #1
Ruth Marble #1
Iva Smith #1

EXHIBIT “B”

This Exhibit “B” is for all purposes attached to and made a part of that certain Gas Purchase Agreement dated effective as of August 24, 1999, by and between Sulphur River Gathering, LP, a Texas limited partnership, as “Buyer”, and Producers Pipeline Corp., as “Seller”.

Index Price

The “Index Price” shall mean, for all Gas purchased by Buyer in any month (“Purchase Month”), the arithmetic average of all published index prices and contract prices for the pipeline regions (“Designated Regions or Pipelines”) indicated below:

Designated Region or Pipeline	Publication	Heading
Natural Gas Pipeline Co. of America - Tax OK	Inside F.E.R.C.	Index

NorAm Gas Transmission Co. (East)	Inside F.E.R.C.	Index

Koch Gateway Pipeline Co. (Texas)	Inside F.E.R.C.	Index

Texas Eastern Transmission Corp. (East Texas Zone)	Inside F.E.R.C.	Index

Houston Pipe Line	NGI	Contract Index

Midcon Texas	NGI	Contract Index

The “Index” prices used to determine the Index Price for any Purchase Month are those quoted by inside F.E.R.C.’s Gas Market Report (“Inside F.E.R.C.”) in the issue containing the “Prices of Spot Gas Delivered to Pipelines” for the first day of that Purchase Month. The “Contract Index” prices used to determine the Index Price for any Purchase Month are those quoted by Natural Gas Intelligence Gas Price Index (“NGI”) in the issue containing the “Spot Gas Prices - Eastern Texas Region” for the first-of-the-month pricing for that Purchase Month.